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                      March 14, 2023

       Sonya Branco
       Chief Financial Officer
       CAE Inc.
       8585 C  te-de-Liesse
       Saint-Laurent, Qu  bec, H4T 1G6

                                                        Re: CAE Inc.
                                                            Form 40-F for the
Fiscal Year Ended March 31, 2022
                                                            Filed June 23, 2022
                                                            File No. 001-31402

       Dear Sonya Branco:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing